Exhibit 10.1

Silicon Valley Bank
Limited Waiver and
Amendment to Loan Documents

Borrower: Internap Network Services Corporation
Date:  November 3, 2005

THIS LIMITED WAIVER AND AMENDMENT TO LOAN DOCUMENTS (this “Amendment”) is entered into between Silicon Valley Bank (“Silicon”) and the borrower named above (“Borrower”).

Silicon and Borrower agree to amend the Loan and Security Agreement between them, dated October 21, 2002 (as otherwise amended, if at all, the “Loan Agreement”), as follows, effective as of the date hereof. (Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Loan Agreement.)

1.    Waiver of Default. Borrower has advised Silicon that Borrower has failed to comply with the Minimum Cash EBITDA Financial Covenant set forth in Section 5 of the Amended and Restated Schedule to Loan and Security Agreement entitled "5. FINANCIAL COVENANTS (Section 5.1)" for the reporting period ending September 30, 2005 (the “Covenant Default”). Silicon and Borrower agree that the Borrower's Covenant Default is hereby waived. It is understood by the parties hereto, however, that such waiver does not constitute a waiver of any other provision or term of the Loan Agreement or any related document, nor an agreement to waive in the future this covenant or any other provision or term of the Loan Agreement or any related document.

2.    Modified Maturity of Term Loan I. Notwithstanding anything to the contrary in the Loan Agreement, the final payment of principal plus interest of Term Loan I shall be due and payable on November 1, 2005.

3.    Fee. In consideration for Silicon entering into this Amendment, Borrower shall concurrently pay Silicon a fee in the amount of $1,000, which shall be non-refundable and in addition to all interest and other fees payable to Silicon under the Loan Documents. Silicon is authorized to charge said fee to Borrower’s loan account.

4.    Representations True. Borrower represents and warrants to Silicon that all representations and warranties set forth in the Loan Agreement, as amended hereby, are true and correct as of the date hereof.

5.    General Provisions. This Amendment, the Loan Agreement, any prior written amendments to the Loan Agreement signed by Silicon and Borrower, and the other written documents and agreements between Silicon and Borrower set forth in full all of the representations and agreements of the parties with respect to the subject matter hereof and

Silicon Valley Bank	Amendment to Loan Documents

supersede all prior discussions, representations, agreements and under-standings between the parties with respect to the subject hereof. Except as herein expressly amended, all of the terms and provisions of the Loan Agreement, and all other documents and agreements between Silicon and Borrower shall continue in full force and effect and the same are hereby ratified and confirmed.

Borrower: INTERNAP NETWORK SERVICES CORPORATION By /s/ David Buckel President or Vice President By____________________________ Secretary or Ass't Secretary	Silicon: SILICON VALLEY BANK By /s/ J.C. Boyanton Title VP